Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Axalta Coating Systems Ltd. of our report dated March 13, 2015, relating to the financial statements and financial statement schedule of Axalta Coating Systems Ltd., and our report dated March 31, 2014, except for Note 25 to the combined financial statements, as to which the date is August 20, 2014, relating to the financial statements and financial statement schedule of DuPont Performance Coatings (Predecessor), a business formerly owned by E.I. du Pont de Nemours and Company, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, PA

July 13, 2015